UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2011

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1033 Skokie Boulevard, Suite 355, Northbrook, Illinois 60062
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 29, 2011, Peter Johann resigned as a member of our Board of Directors.

(d) Also on September 29, 2011, Michael Grey and Ronald Pauli were appointed as members of the Board. Mr. Grey and Mr. Pauli were each appointed as Class I directors to serve until our 2012 annual meeting of stockholders. Mr. Pauli was also appointed to the Audit Committee of the Board.

Each of Mr. Grey and Mr. Pauli will receive compensation for his service as a director in accordance with our Non-Employee Director Compensation Policy (the “Compensation Policy”). The Compensation Policy provides for annual cash compensation of $30,000 for service on the Board, an additional $7,500 to $15,000 for service as the chair of a Board committee and an additional $3,750 to $7,500 for service on a Board committee in a non-chair capacity. At the time of their elections to the Board, Mr. Grey and Mr. Pauli each received a stock option to purchase 10,530 shares of our common stock in accordance with our Compensation Policy. The Compensation Policy also provides for further automatic stock option grants to purchase 5,265 shares of our common stock on the date of each annual meeting of stockholders. Mr. Grey and Mr. Pauli have also entered into our standard form of Indemnity Agreement.

Mr. Grey has been serving as venture partner with Pappas Ventures since January 2010 and as president and chief executive officer of Lumena Pharmaceuticals, Inc., a privately-held biotechnology company, since February 2011. Between January and September 2009, he served as president and chief executive officer of Auspex Pharmaceuticals, Inc., a private biotechnology company. From January 2005 until its acquisition in August 2008, Mr. Grey was president and chief executive officer of SGX Pharmaceuticals, Inc., a publicly held biotechnology company, where he previously served as president from June 2003 to January 2005 and as chief business officer from April 2001 until June 2003. Prior to joining SGX, Mr. Grey was president, chief executive officer and a board member of Trega Biosciences, Inc., a biotechnology company. From November 1994 to August 1998, Mr. Grey was the president of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma, Inc. During 1994, Mr. Grey served as president and chief operating officer for Ansan, Inc. From 1974 to 1993, he served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, culminating in the position of vice president, corporate development. Mr. Grey is currently a director of BioMarin Pharmaceutical, Inc. and Selventa, Inc. Mr. Grey previously served on the board of directors of three public companies during the past five years: SGX Pharmaceuticals, Inc. (from 2001 to 2008), IDM Pharma, Inc. (from 1999 to 2009) and Achillion Pharmaceuticals, Inc. (from 2001 to 2010). He received a B.S. in chemistry from the University of Nottingham, United Kingdom.

Mr. Pauli is currently serving as chief business officer of Sagent Pharmaceuticals, Inc., a pharmaceutical company. From April 2007 to August 2011, Mr. Pauli served as chief financial officer of Sagent. From August 2006 to March 2007, Mr. Pauli held the positions of executive vice president and chief financial officer of NeoPharm, Inc., a biopharmaceutical company. Prior to that, Mr. Pauli held the positions of corporate controller and interim chief financial officer of Abraxis BioScience; vice president, controller, and chief financial officer of ERSCO Corporation; corporate controller of Applied Power, Inc.; corporate controller of R.P. Scherer; assistant controller, assistant treasurer, and assistant director of investor relations of Kmart Corporation; and senior accountant of Ernst & Whinney (now Ernst & Young). Mr. Pauli has served as a certified public accountant licensed in North Carolina and received a B.S. in accounting from Michigan State University and a M.S. in finance from Walsh College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2011	Horizon Pharma, Inc.

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer